Exhibit 5.1

Gibson Dunn & Crutcher LLP 555 Mission Street San Francsico, CA 94105-0921 Tel 415.393.8200 www.gibsondunn.com

Client: 42376-01170

February 13, 2020

Intel Corporation

2200 Mission College Boulevard

Santa Clara, California 95054

Re:	Intel Corporation
Registration Statement on Form S-3 (File No. 333-224472)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3, File No. 333-224472, of Intel Corporation, a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462 under the Securities Act of 1933, as amended (the “Securities Act”), on April 26, 2018 (the “Registration Statement”), the preliminary prospectus supplement related thereto dated February 10, 2020 in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act on February 10, 2020, the final pricing term sheet dated February 10, 2020 in the form filed with the Commission pursuant to Rule 433 under the Securities Act on February 11, 2020, and the final prospectus supplement dated February 10, 2020 in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act on February 11, 2020 in connection with the offering and sale by the Company of $750,000,000 principal amount of 2.450% notes due 2029 (the “2029 Notes”), $500,000,000 principal amount of 3.250% notes due 2049 (the “2049 Notes”) and $1,000,000,000 principal amount of 3.100% notes due 2060 (the “2060 Notes” and, together with the 2029 Notes and the 2049 Notes, the “Notes”). The Notes are being issued pursuant to an indenture dated as of March 29, 2006, as supplemented by the first supplemental indenture dated as of December 3, 2007 (together, the “Base Indenture”) between the Company and Wells Fargo Bank, National Association, as successor trustee (the “Trustee”), together with the fourteenth supplemental indenture dated as of February 13, 2020 with respect to the 2029 Notes and the 2049 Notes (the “Fourteenth Supplemental Indenture”) and the fifteenth supplemental indenture dated as of February 13, 2020 with respect to the 2060 Notes (the “Fifteenth Supplemental Indenture” and, together with the Base Indenture and the Fourteenth Supplemental Indenture, the “Indenture”). In connection with the issuance of the Notes, the Company has entered into an Underwriting Agreement, dated as of February 10, 2020 (the “Underwriting Agreement”), between the Company and the representatives of the several underwriters named therein (the “Underwriters”).

Beijing • Brussels • Century City • Dallas • Denver • Dubai • Frankfurt • Hong Kong • Houston • London • Los Angeles • Munich

New York • Orange Country • Palo Alto • Paris • San Francisco • São Paulo • Singapore • Washington, D.C.

Intel Corporation

February 13, 2020

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Indenture, forms of the Notes and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Based on the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that when the Notes have been duly executed and authenticated in accordance with the provisions in the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company.

The opinions expressed above are subject to the following assumptions, exceptions, qualifications and limitations:

A.    The opinions above are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

B.    We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights, and (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws.

C.    We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America and, to the extent relevant for our opinions herein, the Delaware General Corporation Law. This opinion is limited to the effect of the current state of the laws of the State of New York and

Intel Corporation

February 13, 2020

the United States of America and the Delaware General Corporation Law and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP